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                                                                    EXHIBIT 14.1

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                            STERLING CHEMICALS, INC.


                                 CODE OF ETHICS

                         FOR THE CHIEF EXECUTIVE OFFICER

                          AND SENIOR FINANCIAL OFFICERS


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                                 AUGUST 6, 2003

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                            STERLING CHEMICALS, INC.
                                 CODE OF ETHICS
                       FOR THE CHIEF EXECUTIVE OFFICER AND
                            SENIOR FINANCIAL OFFICERS

I.       INTRODUCTION

              This Code of Ethics for the Chief Executive Officer and Senior Financial Officers (this "Code") applies to Sterling's chief executive officer, chief financial officer, controller and treasurer, and any person performing similar functions, in order to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in periodic reports and documents that Sterling files with, or submits to, the Securities and Exchange Commission and in other public communications made by Sterling, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting of violations of this Code to the appropriate person or persons identified herein and (v) accountability for adherence to this Code. In addition, Article V of this Code applies to all of Sterling's directors, officers and employees. References in this Code to Sterling mean Sterling Chemicals, Inc. or any of its subsidiaries.

              While Sterling expects honest and ethical conduct in all aspects of our business from all directors, officers and employees, we expect the highest possible standards from our chief executive officer and senior financial officers. You are setting an example for other employees, and we expect you to foster a culture of transparency, integrity and honesty. Compliance with this Code is a condition to your employment, and any violations of this Code will be dealt with severely. You are expected to report any violations of this Code promptly.

              You will be required to acknowledge and certify in writing, on an annual basis, your compliance with this Code and to submit such written certification to Sterling's Audit and Compliance Committee.

              As required by and in accordance with the rules of the Securities and Exchange Commission, any change in or waiver of this Code will be immediately disclosed pursuant to a filing on Form 8-K (or any successor form), dissemination by the Internet or other electronic means.

II.      CONFLICTS OF INTEREST

              You should never be subject, or even appear to be subject, to influences, interests or relationships that conflict with the best interests of Sterling. This means that any activity that might compromise or appear to compromise your integrity or the integrity of Sterling, or conflict with your duty of loyalty to Sterling, should be avoided. More specifically, Sterling prohibits conflicts of interest unless specifically approved by our Board of Directors (in each case, in accordance with Delaware or other applicable law). Any potential conflicts of interest must be reported immediately to Sterling's General Counsel.


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              While it is not possible to describe, or even anticipate, all of the circumstances and situations that might involve a conflict of interest, there are certain situations that Sterling will always consider to involve a conflict of interest. These occur if you or any other person having a close personal relationship with you, such as a family member, in-law, business associate or person living in the same household:

         o obtains a significant financial or other beneficial interest in one of Sterling's suppliers, customers or competitors without first notifying Sterling and obtaining prior approval from our Board of Directors;

         o engages in a significant personal business transaction involving Sterling for profit or gain, unless such transaction has first been approved by our Board of Directors;

         o accepts money, gifts of other than nominal value, excessive hospitality, loans or other special treatment from any supplier, customer or competitor of Sterling (loans from lending institutions at prevailing interest rates excluded);

         o participates in any unauthorized sale, loan or gift of Sterling's property; or

         o learns of a business opportunity through association with Sterling and discloses it to a third party or invests in the opportunity without first offering Sterling the right to invest in or otherwise participate in such opportunity.

III.     ACCOUNTING CONTROLS, PROCEDURES AND RECORDS

              It is the policy of Sterling to keep books and records that fairly and accurately reflect our business operations, to maintain a system of internal accounting controls that will ensure the reliability and adequacy of our books and records, to disclose our financial condition fully and fairly and to make full, fair, accurate, timely and understandable disclosure in all reports and documents we file with the Securities and Exchange Commission and in other communications to securities analysts, rating agencies and investors.

              You have a responsibility to exercise the highest standard of care in preparing such books and records, reports, documents and disclosures. In particular, you have the responsibility to ensure that, in all material respects and to the best of your ability:

         o all of Sterling's accounting records, as well as reports produced from those records, are kept and presented in accordance with the laws of each applicable jurisdiction;

         o all records fairly and accurately reflect the transactions or occurrences to which they are related;

         o all records fairly and accurately reflect in reasonable detail Sterling's assets, liabilities, revenues and expenses;

         o Sterling's accounting records do not contain any false or intentionally misleading entries;

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         o        no transactions are misclassified as to accounts, departments or accounting periods;

         o all transactions are supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

         o all of Sterling's accounting records comply with accounting principles generally accepted in the United States of America; and

         o Sterling's system of internal accounting controls, including compensating controls, is followed at all times.

IV.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

              You are expected to know and comply with both the letter and spirit of all laws, rules and regulations applicable to Sterling's business. If you fail to comply with this Code, Sterling's Code of Ethics and Conduct or any applicable laws, rules or regulations and, in particular, if you engage in any intentionally false or misleading conduct, including concealment of any information from Sterling's internal or independent auditors, you will be subject to disciplinary measures, up to and including discharge from Sterling.

V.       DUTY TO REPORT VIOLATIONS OF THE CODE

              You are required to promptly report any actual or reasonably suspected violation of this Code. Violations should be reported either through Sterling's toll-free anonymous hotline (888-883-1499) or directly to the General Counsel. NO RETRIBUTION AGAINST ANY INDIVIDUAL WHO REPORTS A VIOLATION OF THIS CODE IN GOOD FAITH WILL BE PERMITTED. All reports will be promptly investigated and appropriate corrective or disciplinary action will be taken to deter wrongdoing and to promote accountability for adherence to this Code, up to and including discharge from Sterling and notification of regulatory authorities. Sterling's General Counsel is responsible for investigating and reporting to the Audit and Compliance Committee all actual and reasonably suspected violations of this Code.

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